Exhibit 99.1

RadView Software Completes $1,000,000 Technology License
Transaction with an OEM Partner

BURLINGTON, MA — July 7, 2004.  RadView™ Software Ltd. (Nasdaq: RDVW), a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications announced it has completed a $1,000,000 technology license transaction with an OEM partner.

Under the terms of the amended OEM agreement, RadView received a fee of $1,000,000 for a technology license to use WebLOAD, RadView’s flagship load-testing product, as a result of the exercise of an option by this OEM partner.  RadView will also be entitled to receive royalties at a reduced percentage rate for a period of 12 months following the exercise of this option or, at the election of the OEM partner, as a single lump-sum payment to RadView in the amount of $250,000 in settlement of such royalty obligation.

“This technology license is a testament to the quality of our software and our ability to work with vendors to deliver a solution of value to their customers,” said Ilan Kinreich, president and CEO of RadView.  “This transaction will positively contribute to our revenues over the next year, and is a demonstration of our ability to expand our relationships with channel partners, which is a key part of RadView’s operating plan.”

RadView is obligated to provide product updates and technical and engineering support for 12 months following the payment of the technology license fee.  RadView expects to account for the technology license fee as a subscription arrangement and will recognize this revenue over the next 12 months.  If the OEM partner elects to make the $250,000 payment in lieu of its reduced royalty obligation, then this amount would also be recognized as revenue over the next 12 months.

About RadView

RadView™ Software Ltd. (Nasdaq: RDVW) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications. Deployed at over 1,450 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle. Corporate offices are located in Burlington, MA. For more information visit www.radview.com or call 1-888-RADVIEW.

Media Contact
Beth Clark
RadView Software
781-238-1133
bclark@radview.com

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.